UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12
Corcept Therapeutics Incorporated
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Corcept Therapeutics Incorporated
101 Redwood Shores Parkway
Redwood City, California 94065
Notice of Annual Meeting of Stockholders
To Be Held on June 10, 2025
Dear Stockholder:
The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Tuesday, June 10, 2025 at 7:30 a.m. local time at the Company’s headquarters located at 101 Redwood Shores Parkway, Redwood City, CA 94065 for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect nine directors to hold office until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
4.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 17, 2025 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 30, 2025.

By Order of the Board of Directors,

/s/ Atabak Mokari
Atabak Mokari
Chief Financial Officer and Treasurer
Redwood City, California
April 25, 2025
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 10, 2025
Our 2025 Proxy Materials are available at web.viewproxy.com/CORT/2025
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated
101 Redwood Shores Parkway
Redwood City, California 94065
650-327-3270

PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
General
We are furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the “Company” or “Corcept”) to be held on Tuesday, June 10, 2025 at 7:30 a.m. local time, at 101 Redwood Shores Parkway, Redwood City, California 94065 and at any adjournments or postponements thereof (the “2025 Annual Meeting”). This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 30, 2025.
Who Can Vote
Only holders of our common stock at the close of business on April 17, 2025 (the “Record Date”) are entitled to vote at the 2025 Annual Meeting. If a bank, broker or other intermediary is the record holder of your stock on the Record Date, that is, your shares are held in “street name,” you must obtain and submit a legal proxy from your broker or other intermediary as the record holder, if you wish to attend the meeting in-person and vote your shares at that time.
Shares Outstanding and Quorum
As of the Record Date, there were 106,044,683 shares of our common stock outstanding. The holders of a majority of the outstanding shares of our common stock entitled to vote at the 2025 Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to another place, date or time. Shares are considered “present” if voted by the holder of those shares or by proxy during the 2025 Annual Meeting. In addition, abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. Stockholders of record who are present at the meeting in person or by proxy, and who withhold votes or abstain from voting and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.
Voting Rights
Each stockholder of record is entitled to one vote at the 2025 Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders are not permitted to cumulate votes with respect to the election of directors. Stockholders may vote their shares by following the instructions listed in the proxy card or other materials received on how to vote. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or internet voting and that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote, the shares represented by that proxy will be voted on the three proposals to be acted upon at the 2025 Annual Meeting as follows: (a) for each of the nominees to the Board listed on the proxy card and in this proxy statement, (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and (c) for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. We are not aware, as of the date hereof, of any other matters to be voted upon at the 2025 Annual Meeting. If any other matters are properly brought before the 2025 Annual Meeting, the persons acting as proxies will have authority to vote on those matters in their discretion.
Votes Required to Approve Each Proposal
If a quorum exists at the 2025 Annual Meeting, the stockholders will be entitled to vote on the following proposals:
•election of directors (Proposal No. 1);
•ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2); and
•the advisory vote to approve the compensation of our named executive officers (Proposal No. 3).

For the election of directors (Proposal No. 1), directors will be elected by a plurality of the votes cast, which means that the nine director nominees who receive the highest number of votes “FOR” their election will be elected. As a result, only “FOR” votes will affect the outcome; any shares abstained from voting “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
Adoption of Proposal Nos. 2 and 3 requires the affirmative vote of a majority of the votes cast, meaning the number of shares voting “FOR” a proposal must exceed the number of shares voted “AGAINST.” Abstentions and broker non-votes will have no impact on these proposals.
Revocability of Proxies
A stockholder of record may revoke a proxy at any time before it is voted at the 2025 Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our Company at 101 Redwood Shores Parkway, Redwood City, California 94065 or (b) attending the 2025 Annual Meeting and voting in-person at the meeting by following the instructions above. Attendance at the 2025 Annual Meeting will not revoke a proxy unless the stockholder votes in-person at the meeting.
Solicitation of Proxies
The proxy card accompanying this proxy statement is solicited by our Board. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone. If requested, we will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners the reasonable out-of-pocket cost of forwarding the proxy statement and proxy card to stockholders. The entire cost of soliciting proxies, which includes the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by us.
Interests of Our Directors and Executive Officers in the Proposals
Each member of our Board has an interest in Proposal No. 1 (Election of Directors), as each nominee is currently a member of our Board. Members of our Board and our executive officers do not have any interest in Proposal No. 2 (Ratification of Appointment of Independent Registered Public Accounting Firm). Our named executive officers have an interest in Proposal No. 3 (Advisory Vote to approve the Compensation of the Named Executive Officers), as their compensation is the subject of this advisory vote.
Householding of Proxy Materials
“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement from us or a bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. We do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.
If you hold shares in street name, your bank, broker or other intermediary may deliver only one copy of our proxy statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS
At the 2025 Annual Meeting, the stockholders will vote on the election of nine directors, all of whom will serve until the annual meeting of stockholders in 2026 or until their successors are duly elected and qualified. There are no family relationships among any of our directors or executive officers.
The name, age at April 17, 2025 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
Joseph K. Belanoff, M.D.	67	Chief Executive Officer and President
James N. Wilson(1)	81	Chairman of the Board
Gregg Alton(2)(3)	59	Former Chief Patient Officer of Gilead Sciences, Inc.
G. Leonard Baker, Jr.(1)(2)	82	Venture Capitalist
Gillian M. Cannon, Ph.D.(1)(3)	61	Former Head of Commercial Innovation at Roivant Sciences
David L. Mahoney(2)(3)	70	Private Investor
Joshua M. Murray(3)	41	Chief Financial Officer and Head of Strategy of Orca Bio
Kimberly Park(1)	61	Former Global Vice President of Merck & Co.
Daniel N. Swisher, Jr.(2)	62	Chief Executive Officer of NodThera, Inc.

(1)	Member of Corporate Governance and Nominating Committee
(2)	Member of Compensation Committee
(3)	Member of Audit Committee
Our director nominees have acted throughout their careers with integrity, honesty and adherence to high ethical standards. They have also demonstrated business acumen and sound judgment we believe will benefit Corcept.
Joseph K. Belanoff, M.D. is a co-founder of our Company and has served as a member of our Board and our Chief Executive Officer since Corcept’s inception in 1999, and as our President since 2014. Dr. Belanoff is an Adjunct Professor of Psychiatry at Stanford University (School of Medicine), where he has held positions in the Department of Psychiatry and Behavioral Sciences since 1992. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Dr. Belanoff brings to our Board a deep knowledge of our research and development programs and commercial operations. He also has expertise in drug discovery and development and clinical medicine.
James N. Wilson has served as a director and as Chairman of our Board since 1999. From 2005 to 2018, he was also a member of the board of directors of NuGEN Technologies, Inc., a provider of systems for genomic analysis. From 2002 to 2009, Mr. Wilson served as the lead independent director of Amylin Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and from 1996 to 2001, he was Chairman of the board of directors of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, Mr. Wilson was Chief Operating Officer of Syntex Corporation, which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation, which was acquired by Elan Corporation plc. From 1982 to 1988, he was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Mr. Wilson brings to our Board experience in the biotechnology industry, as both a senior executive and director.
Gregg Alton has served as a member of our Board since March 2020. Mr. Alton served as Chief Patient Officer of Gilead Sciences, Inc. (“Gilead”) from August 2018 until January 2020. After joining Gilead in 1999, Mr. Alton held a number of positions at the company in which he gained experience in legal, medical affairs, policy and commercial matters, including General Counsel and Interim Chief Executive Officer. Prior to joining Gilead, he was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton served as a member of the board of directors of Renovaro Biosciences Inc., a public biotechnology company, from January 2020 to October 2024. Mr. Alton joined the boards of Novavax, Inc., a public biotechnology company, in November 2020, Brii Biosciences in June 2021, ETR (a non-profit) and Global Antibiotic R&D Partnership (GARDP) in September 2021. He also serves as a member of the board of directors of several private companies, the Hepatitis Fund and the Boys and Girls Clubs of Oakland. Mr. Alton received a B.A. in legal studies from the University of California at Berkeley and a J.D. from Stanford University. Mr. Alton brings to our Board extensive experience in the pharmaceutical industry as a senior executive with responsibilities for legal, regulatory and medical affairs, strategy, operations and patient relations.
G. Leonard Baker, Jr. has served as a member of our Board since 1999. Mr. Baker was a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California from 1973 through December 2020. Mr. Baker currently serves on the boards of directors of private companies and non-profits. He received his B.A. from Yale University and his M.B.A. from Stanford University. Mr. Baker brings to our Board expertise in finance, strategic transactions and business operations.
Gillian M. Cannon, Ph.D. has served as a member of our Board since November 2020. Dr. Cannon brings to Corcept more than 30 years of experience in the pharmaceutical industry, where she has served in leadership roles at Merck and Co. Inc., UCB Inc. and Otsuka Pharmaceuticals. In her 27-year career at Merck, Dr. Cannon held a variety of senior positions, including Global Vice President for Commercial Operations at Merck’s start-up biosimilar business, Merck BioVentures, Business Unit Head for Merck’s specialty products franchise, and Global Commercial Head of Merck’s neuroscience franchise. Most recently, Dr. Cannon was the President of North American Operations for UCB Inc. She subsequently transitioned to President of Alyvant, a healthcare company, in 2018 and Executive in Residence for Roivant Sciences, also a healthcare company, in April 2020 – a role she retired from in April 2024. Dr. Cannon received her B.Sc. in Biochemistry from the University of Edinburgh and Ph.D. in Health Administration from Temple University. She currently serves on the following Boards: Affibody AB, a Swedish biotechnology company; Edinburgh Innovations, the commercial arm of Edinburgh University; Our Future Health Trading Limited, a collaboration between the public, charity and private sectors to build the UK’s largest health research programme; Xenon Pharmaceuticals Inc, a Canadian based biopharmaceutical company; and CoSyne Therapeutics, a UK based biotechnology start up. Dr. Cannon brings to our Board extensive experience in pharmaceutical company operations as well as market access expertise and a focus on data driven innovation.
David L. Mahoney is a private investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company, and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney has served on the board of directors of Adamas Pharmaceuticals, a publicly traded pharmaceutical company, from 2011 to November 2021, including as Chairman, and chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011 and as a member of the board of directors from 2003 to December 2019. He also serves on the board of directors of the San Francisco Museum of Modern Art and is a Trustee of the Schwab/Laudus Family of Funds. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Mr. Mahoney brings to our Board experience in pharmaceutical distribution, fiscal management and in healthcare and technology company operations.
Joshua M. Murray has served as a member of our Board since June 2021. Mr. Murray currently serves as the Chief Financial Officer and Head of Strategy at Orca Bio, a privately held biotechnology company developing allogeneic cell therapies in blood, immune and genetic diseases. Prior to joining Orca, until April 2021, Mr. Murray spent 15 years at Goldman Sachs, most recently as a Managing Director in the Investment Banking Division, where he advised a wide array of biotechnology and life sciences companies. He received an A.B. in History and Economics from Harvard College. Since May 2024, Mr. Murray has served on the board of Beyond Meat. Mr. Murray brings to our Board experience in finance, operations and biotechnology company operations.
Kimberly Park has served as a member of our Board since September 2019. She was Global Vice President of Customer Strategy and Innovation at Merck & Co. from 2014 to 2018 and also held global and U.S. leadership roles at Merck from 1997 to 2005, including U.S. Vice President of Managed Care Marketing. From 2005 to 2014, Ms. Park served in senior leadership roles at Johnson and Johnson, including Founding Partner and Global Vice President of Janssen Healthcare Innovation from 2010 to 2014 and U.S. Vice President of Primary Care Sales and Marketing of Janssen Pharmaceuticals from 2005 to 2010. Prior to joining Merck, Ms. Park held U.S. and global commercial leadership positions at GlaxoSmithKline plc. Ms. Park has served on the board of directors of Besser Company, a manufacturer of equipment for the building materials industry, since 2018, and TechEtch, a precision manufacturing company that supplies medical device and aerospace industries, since January 2021. She also serves as a board member for three non-profit organizations and is a mentor for Philadelphia Alliance of Capital and Technology. Ms. Park received her B.A. in International Business from the University of Michigan. She brings to our Board experience in pharmaceutical marketing, sales, and healthcare innovation.
Daniel N. Swisher, Jr. has served as a member of our Board since June 2015. Since May 2024, Mr. Swisher has served as Chief Executive Officer and a member of the board of NodThera, Inc., a private clinical-stage biotech developing NLRP3 inflammasome inhibitors to treat chronic inflammatory diseases. He was President and Chief Operating Officer of Jazz

Pharmaceuticals from January 2018 to September 2023. From 2003 to December 2017, he was Chief Executive Officer and a member of the board of directors of Sunesis Pharmaceuticals, a clinical-stage biopharmaceutical company and from 2005 to 2017, he was also its President. He joined Sunesis in 2001 and had previously served as the company’s Chief Business Officer and Chief Financial Officer. Prior to that, Mr. Swisher held a range of senior management roles at ALZA Corporation, a pharmaceutical and medical systems company, from 1992 to 2001. Mr. Swisher has served as Chairman of the board of directors of Cerus Corporation, a publicly traded biopharmaceutical company, since 2013. Mr. Swisher received his B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Swisher brings to our Board experience in pharmaceutical industry development, sales, marketing, operations and finance.

DIRECTOR NOMINATION
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as directors and providing oversight with respect to corporate governance and ethical conduct by Corcept’s directors, officers and employees. The Corporate Governance and Nominating Committee currently consists of Kimberly Park (Chairman), G. Leonard Baker, Jr., Gillian M. Cannon, Ph.D. and James N. Wilson. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the rules of The Nasdaq Stock Market LLC (“Nasdaq”). The Corporate Governance and Nominating Committee met four times during 2024. The Corporate Governance and Nominating Committee’s charter is available at www.corcept.com.
The information below describes the criteria the Corporate Governance and Nominating Committee applies and the process it uses to evaluate candidates for director.
Board Membership Criteria. The Corporate Governance and Nominating Committee’s goal is to identify director candidates with a broad diversity of background and experience and the skills and judgment to serve successfully on our Board. As described in its charter, the Corporate Governance and Nominating Committee identifies and evaluates individuals qualified to serve as members of the Board. The committee actively seeks individuals with diverse and independent backgrounds for consideration as Board nominees.
The Corporate Governance and Nominating Committee also ensures that a majority of the directors are independent under Nasdaq rules, that the Audit Committee and Compensation Committee are composed of independent directors, and that members of the Audit Committee possess the accounting and financial expertise the Nasdaq and SEC rules require.
Process for Identifying and Evaluating Nominees. With the assistance of other members of the Board, Corcept’s management and in some cases third-party search firms, the Corporate Governance and Nominating Committee identifies candidates with the desired qualities and skills. The committee also considers any recommendations for nominees made by stockholders.
The Corporate Governance and Nominating Committee reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the committee. Advancing candidates meet, either in person or by telephone, with all members of the committee and as many other members of the Board as practicable. As a final step, advancing candidates are formally presented to the Board and candidates approved by the Board are, either (i) approved to fill a vacancy or (ii) nominated for a vote at the next meeting of stockholders.
Stockholder Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Such nominations should be submitted to the Secretary of our Company and should include the following information: (a) all information required by Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and willingness to serve as a director; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) biographical information and a statement as to the qualifications of the nominee. Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2026 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our Company at our principal executive offices not earlier than 120 days (December 31, 2025) and not later than 90 days (January 30, 2026) prior to the anniversary of the date that the proxy materials for the previous year’s annual meeting were released to stockholders. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than our own nominees must be postmarked or electronically submitted no later than April 11, 2026, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or after June 10, 2026, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2026 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2026 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and our Amended and Restated Bylaws will not be considered for presentation at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2026 Annual Meeting of Stockholders.
Nominees to the Board of Directors for the 2025 Annual Meeting. The nominees for election at this 2025 Annual Meeting were recommended by the Corporate Governance and Nominating Committee and were selected by the Board.

BOARD MEETINGS AND COMMITTEES
In addition to the Corporate Governance and Nominating Committee, the Board has Audit and Compensation committees. The Audit Committee met five times and the Compensation Committee met one time in 2024. The Board met four times in 2024. The independent directors of the Board met in executive sessions four times in 2024. Each member of the Board attended 75 percent or more of the total number of Board and Board committee meetings on which such Board member served that were held during the period in which he or she was a Board or Board committee member.
We encourage our directors to attend our annual stockholder meeting. Seven of our directors attended the meeting last year.
Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and financial statement audits. Its responsibilities include appointing and compensating the independent registered public accounting firm for its audit of our accounts, reviewing the scope and results of these audits, reviewing and evaluating our accounting policies, and approving the non-audit professional services our independent registered public accounting firm provides to us. The Audit Committee consists of Gregg Alton (Chairman), Gillian M. Cannon, Ph.D., David L. Mahoney and Joshua M. Murray. The Board has determined that all members of the Audit Committee are independent under the Nasdaq rules and that each of them can read and understand financial statements. The Board has also determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and that each of Dr. Cannon and Messrs. Alton, Murray and Mahoney is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The Audit Committee’s charter is available at www.corcept.com.
Compensation Committee. The Compensation Committee consists of David L. Mahoney (Chairman), Gregg Alton, G. Leonard Baker, Jr. and Daniel N. Swisher, Jr. The Board has determined that all members of the committee are independent under the Nasdaq rules. The committee reviews and approves, subject to stockholder or Board approval as required, (i) our incentive, equity-based and other compensatory plans and (ii) any benefit, compensation or severance arrangements applicable to our named executive officers. In addition, the committee reviews and approves corporate goals relevant to our chief executive officer’s compensation and recommends the structure and amount of such compensation to the Board for its review and approval. The committee also reviews the compensation and benefits offered to nonemployee directors and recommends appropriate changes to the Board. The committee may delegate its authority and responsibilities to its individual members or to a subcommittee of its members. The committee’s charter is available at www.corcept.com.

BOARD LEADERSHIP AND ROLE IN RISK OVERSIGHT
Board Leadership. We are committed to sound corporate governance and value independent board oversight as essential to good corporate performance. Eight of our nine directors qualify as independent under the Nasdaq rules. Following the 2025 Annual Meeting of Stockholders, assuming the election of each director nominee, the number of directors who are independent will not change. In February 2025, our Board reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment. The Board has determined that the following directors are “independent” under the Nasdaq rules:
James N. Wilson
Gregg Alton
G. Leonard Baker, Jr.
Gillian M. Cannon
David L. Mahoney
Joshua M. Murray
Kimberly Park
Daniel N. Swisher, Jr.
Dr. Belanoff, our Chief Executive Officer, is an employee and is therefore not “independent.”
In accordance with our Amended and Restated Bylaws, our Board appoints our officers. The Board does not have a policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate and whether a lead independent director should be selected. Currently, we separate the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting Corcept’s strategic direction and its day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Chairman of the Board, Mr. Wilson, is not an employee and is independent. Our Board believes that its leadership is appropriate for Corcept and its stockholders.
Risk Oversight. The Board oversees our exposure to risk and the steps we have undertaken to mitigate those risks. The Board assesses the risks we face and reviews our strategic plan at least annually. The Board also receives regular updates from our Executive Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Accounting & Technology Officer, Chief Business Officer, Chief Development Officer, Chief Human Resources and Communications Officer, Chief Scientific Officer, President, Corcept Endocrinology, President, Corcept Oncology and President, Corcept Emerging Markets, regarding the impact and mitigation of various risks. Although the Board bears ultimate responsibility for the company’s risk management, the Audit Committee oversees management of risks arising from our accounting policies and practices, financial reporting, SEC compliance and potential director or named executive officer conflicts of interest. The Compensation Committee oversees director and executive officer compensation and strives to create compensation incentives that discourage risk-taking inconsistent with our business strategy. The Corporate Governance and Nominating Committee oversees management of risks associated with corporate governance, including environmental and social issues, regulatory compliance and cybersecurity. Each of these committees meets regularly with Corcept management and reports to the full Board.

COMMUNICATIONS WITH DIRECTORS
Stockholders or other interested parties may write to any director or committee of our Board at c/o Secretary, Corcept Therapeutics Incorporated, 101 Redwood Shores Parkway, Redwood City, California 94065. The Secretary will refer comments or questions regarding our accounting, internal controls or auditing matters to the Audit Committee and those regarding compensation to the Compensation Committee. The Secretary will refer comments or questions regarding the nomination of directors and other corporate governance matters to the Corporate Governance and Nominating Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2024, our Compensation Committee consisted of Messrs. Mahoney, Alton, Baker and Swisher. None of the members of our Compensation Committee is, or has been, an officer or employee of our Company. None of our named executive officers serves or in the past year has served as a member of the board of directors of any entity that has one or more named executive officers serving on our Board or Compensation Committee.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of April 17, 2025 and other information about them are set forth below:

Name	Age	Position
Joseph K. Belanoff, M.D.	67	Chief Executive Officer, President and Director
William Guyer, Pharm.D.	57	Chief Development Officer
Hazel Hunt, Ph.D.	65	Chief Scientific Officer
Joseph D. Lyon	47	Chief Accounting and Technology Officer
Sean Maduck	48	President, Corcept Endocrinology
Atabak Mokari	48	Chief Financial Officer and Treasurer
Charles Robb	62	Chief Business Officer and Secretary
Joseph K. Belanoff, M.D. Dr. Belanoff’s biography is presented under “Nominees to Board of Directors.”
William Guyer, Pharm.D. was named our Chief Development Officer in August 2021. He brings more than 30 years of medical and clinical experience to the role, including nearly 20 years in positions of increasing seniority at Gilead Sciences. From March 2015 to August 2021, he served as Senior Vice President of Gilead’s global Medical Affairs team, with responsibility for developing innovative strategies for advancing compounds from discovery to commercialization in a wide range of complex diseases, including infectious diseases, liver diseases, cancer and inflammatory disorders. His work included designing, implementing and supporting company- and investigator-sponsored studies, collaborative studies, real-world data generation and health outcomes research, as well as scientific and medical communications and education programs across Gilead’s entire portfolio of medications. Prior to joining Gilead, Dr. Guyer was the Director of the HIV Pharmacy and Outpatient Infusion Center Services for Kaiser Permanente in Southern California. He is a clinical pharmacist and holds a Pharm.D. from the University of Southern California.
Hazel Hunt, Ph.D. was named our Chief Scientific Officer in July 2020. Prior to that she was our Senior Vice President, Research. Dr. Hunt joined Corcept in 2011, bringing with her more than 23 years of experience in the pharmaceutical and biotechnology industries. From 2002 to 2011, Dr. Hunt was Director of Chemistry and Operations at Argenta, where she worked closely with Corcept and played an integral role in the discovery of Corcept’s portfolio of next-generation selective glucocorticoid receptor antagonists and cortisol modulators. From 1994 to 2002, she worked for Celltech, initially as a Group Leader in Medicinal Chemistry and ultimately as Section Leader, Project Chemistry. From 1992 to 1994, she served as a Research Fellow at The Centre for Drug Design and Development. Before that Dr. Hunt worked at Glaxo Group Research as a Senior Chemist in Medicinal Chemistry. Dr. Hunt received a first-class honors degree in chemistry from the Australian National University and a Ph.D. in synthetic organic chemistry from the University of Southampton, UK. She also carried out postdoctoral work at Oxford University and the University of California at Irvine.
Joseph Douglas Lyon was named our Chief Accounting and Technology Officer in February 2024. Prior to that he was Corcept’s Chief Accounting Officer from July 2020 to January 2024 and before that he was Vice President, Corporate Controller. Mr. Lyon joined the Company as Director of Finance and Accounting in July 2012. Mr. Lyon held the positions of Worldwide Corporate Controller and General Manager at ZINFI Technologies, Inc. from July 2011 to June 2012 and Director of Business Development and Operations at Connor Group from January 2006 to June 2011. Prior to that, Mr. Lyon was an auditor at Ernst & Young, Inc. from July 2004 to June 2006. Mr. Lyon is a Certified Public Accountant and earned a B.A. and

Masters in Accounting from the University of Utah, and is a graduate of Harvard Business School’s Executive Business General Management Program.
Sean Maduck was named President, Corcept Endocrinology in April 2022. Prior to that he was our Chief Commercial Officer and before that he was our Senior Vice President, Commercial. Mr. Maduck joined Corcept in 2012, bringing to the company 12 years of pharmaceutical, biotechnology and management experience. From 2002 to 2012, he held positions in the Finance, Portfolio Planning and Commercial functions at Genentech. Prior to Genentech, he was an investment banking analyst at W.R. Hambrecht + Company. From 2012 to 2022, Mr. Maduck served on the Board of Directors of the Cancer Support Community – San Francisco Bay Area. Mr. Maduck earned an A.B. from Dartmouth College, a B.E. in Biomedical Engineering from the Thayer School of Engineering at Dartmouth College, and a Masters in Management from the Stanford Graduate School of Business.
Atabak Mokari was named as our Chief Financial Officer in March 2021. Mr. Mokari has over 20 years of experience in life sciences and healthcare finance. From December 2018 to November 2020, Mr. Mokari was Chief Financial Officer at Bellicum Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Mokari served as Chief Financial Officer and Vice President of Corporate Development from July 2016 to December 2018 at medical device manufacturer IRIDEX Corporation. Mr. Mokari was a director at Wells Fargo Securities LLC’s healthcare investment banking group from September 2013 to July 2016, at UBS’s healthcare investment banking group from September 2009 to August 2013 and at Credit Suisse’s healthcare investment banking group from July 2005 to March 2009. Prior to that, Mr. Mokari was a member of the business development team at Forest Laboratories, a pharmaceutical company, and an analyst at the private equity firm Olympus Partners and the investment banking firm Bowles Hollowell Conner & Co. Mr. Mokari earned an M.B.A. from The Tuck School of Business at Dartmouth and a B.S. in Chemistry and Biology from Duke University.
Charles Robb was named as our Chief Business Officer in March 2021 after serving more than nine years as the Company’s Chief Financial Officer. Mr. Robb has more than 30 years of experience in executive management, operations and finance. From April 2005 through August 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a fitness equipment and training company with operations in the United States, Europe and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002, he was Senior Vice President of Citadon, Inc. He also held positions in business development for Nomura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc., from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Mr. Robb earned a B.A. in English and Political Philosophy from Yale and a J.D. from Harvard Law School, where he was a member of the Harvard Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of April 17, 2025 (or that is based on filings with the SEC) by (a) each person known to us to own more than 5 percent of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other named executive officer named in the compensation tables appearing later in this proxy statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 106,044,683 shares of common stock outstanding as of April 17, 2025. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of April 17, 2025 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (# of shares)(2)	Percentage of Shares Beneficially Owned (%)
5 percent Stockholders
BlackRock, Inc.(3)	13,349,143	12.6%
Vanguard Group Inc.(4)	9,537,532	9.0%
Ingalls & Snyder, LLC and affiliated entities(5)	8,173,721	7.7%
Renaissance Technologies(6)	6,725,871	6.3%
Directors and Named Executive Officers
Joseph K. Belanoff, M.D.(7)	6,928,858	6.4%
G. Leonard Baker, Jr.(8)	5,550,196	5.3%
James N. Wilson(9)	3,016,235	2.9%
Sean Maduck(10)	1,825,349	1.8%
Charles Robb(11)	1,690,035	1.6%
David L. Mahoney(12)	1,528,761	1.5%
Atabak Mokari(13)	688,449	*
William Guyer, Pharm.D.(14)	639,390	*
Gregg Alton(15)	190,000	*
Kimberly Park(16)	190,000	*
Gillian M. Cannon, Ph.D.(17)	160,000	*
Daniel N. Swisher, Jr.(18)	138,961	*
Joshua M. Murray(19)	138,750	*
All current directors and executive officers as a group (15 persons)(20)	24,646,746	20.8%

*	Less than 1 percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 101 Redwood Shores Parkway, Redwood City, California 94065.
(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 17, 2025. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)
Information regarding the holdings of Blackrock, Inc., or Blackrock, is based on information obtained from Amendment No. 3 to Schedule 13G filed by Blackrock on April 23, 2025 with respect to its holdings as of March 31, 2025. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)
Information regarding the holdings of Vanguard Group Inc., or Vanguard, is based on information obtained from Amendment No. 8 to Schedule 13G filed by Vanguard on February 13, 2024 with respect to its holdings as of December 31, 2023. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Consists of shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 16 to Schedule 13G filed by Ingalls on February 21, 2025 with respect to its holdings as of December 31, 2024. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls is 1 Rockefeller Plaza, New York, NY 10020.

(6)
Information regarding the holdings of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, or Renaissance Technologies, is based on information obtained from Amendment No. 4 to Schedule 13G filed by Renaissance Technologies on February 13, 2024 with respect to its holdings as of December 31, 2023. The address for Renaissance Technologies is 800 Third Avenue, New York, New York 10022.

(7)
Includes (a) 2,981,985 shares held by the Joseph K. Belanoff and Katherine A. Blenko Revocable Living Trust and (b) 3,946,873 shares that may be acquired by Dr. Belanoff within 60 days of April 17, 2025 pursuant to options.

(8)
Includes (a) 955,262 shares held in The Baker Revocable Trust of which Mr. Baker is a trustee, (b) 1,046,631 shares held by a Roth IRA for the benefit of Mr. Baker, (c) 3,308,303 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and (d) 240,000 shares that may be acquired by Mr. Baker within 60 days of April 17, 2025 pursuant to options.

(9)
Includes (a) 1,445,168 shares held by the James N. Wilson and Pamela D. Wilson Trust, (b) 901,067 shares held by James and Pamela Wilson Family Partners and (c) 670,000 shares that may be acquired by Mr. Wilson within 60 days of April 17, 2025 pursuant to options. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and James and Pamela Wilson Family Partners pursuant to voting agreements.

(10)	Includes (a) 105,622 shares held in Mr. Maduck’s name and (b) 1,719,727 shares that may be acquired by Mr. Maduck within 60 days of April 17, 2025 pursuant to options.
(11)
Includes (a) 18,865 shares held in Mr. Robb’s name, (b) 22,422 shares held as custodian for his children under the California Uniform Transfers to Minors Act over which Mr. Robb has voting control and (c) 1,648,748 shares that may be acquired by Mr. Robb within 60 days of April 17, 2025 pursuant to options.

(12)
Includes (a) 1,212,614 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, (b) 46,147 shares held by the Black Dog Private Foundation and (c) 270,000 shares that may be acquired by Mr. Mahoney within 60 days of April 17, 2025 pursuant to options.

(13)	Includes (a) 13,034 shares held in Mr. Mokari’s name and (b) 675,415 shares that may be acquired by Mr. Mokari within 60 days of April 17, 2025 pursuant to options.
(14)	Includes (a) 5,487 shares held in Dr. Guyer’s name and (b) 633,903 shares that may be acquired by Dr. Guyer within 60 days of April 17, 2025 pursuant to options.
(15)	Includes 190,000 shares that may be acquired by Mr. Alton within 60 days of April 17, 2025 pursuant to options.
(16)	Includes 190,000 shares that may be acquired by Ms. Park within 60 days of April 17, 2025 pursuant to options.
(17)	Includes 160,000 shares that may be acquired by Dr. Cannon within 60 days of April 17, 2025 pursuant to options.
(18)	Includes 138,961 shares that may be acquired by Mr. Swisher within 60 days of April 17, 2025 pursuant to options.
(19)	Includes 138,750 shares that may be acquired by Mr. Murray within 60 days of April 17, 2025 pursuant to options.
(20)	Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers. See footnotes 7 through 19 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee’s written charter requires that the Audit Committee review and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K. All related party transactions between us and our executive officers, directors or principal stockholders are reviewed and approved by our Audit Committee or a majority of the independent and disinterested members of our Board to ensure they are on terms no less favorable to us than could be obtained from unaffiliated third parties and have bona fide business purposes. Since January 1, 2024, there were no related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than the director and executive compensation arrangements discussed herein.
Severance and Change in Control Agreements. We have entered into severance and change in control agreements with our executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will continue to receive, for 12 months, his or her base salary and continued health insurance coverage. The agreements also provide for full vesting of the terminated executive’s outstanding equity awards in the event the termination occurs, with or without cause, within 18 months following a change in control. For a detailed description, see “Executive Compensation – Compensation Discussion and Analysis – Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements.”
Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors for any event related to the fact that the officer and/or director is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company or is or was serving at the request of the Board as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such indemnified person in any such capacity, other than for liabilities arising from willful misconduct, and to advance any expenses incurred as a result of any proceeding subject to indemnification.
See “Director Compensation” for a discussion of our director compensation policy.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available at our website, www.corcept.com. We will disclose at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and Nasdaq.
INSIDER TRADING POLICY
We have adopted an Insider Trading Policy, which provides our employees, officers and our directors with guidelines with respect to transactions in our securities. We adopted the Insider Trading Policy and the procedures set forth therein to help prevent insider trading and to assist our employees, officers and directors in complying with their trading obligations under the federal securities laws. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Corcept.
PROHIBITION OF EMPLOYEE, OFFICER AND DIRECTOR HEDGING AND USE OF COMPANY SECURITIES AS COLLATERAL
Our insider trading policy prohibits our directors, officers and employees, as well as any of our contractors with access to our sales, financial and clinical data, from engaging in any transactions that are intended to hedge or offset any decrease in the market value of our securities held by the individual as well as certain forms of monetization transactions (including forward contracts and zero-cost collars). Our insider trading policy also prohibits our directors and officers from pledging company securities as collateral for a loan.
DELINQUENT SECTION 16(A) REPORTS
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than ten percent of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of these reports and representations of such reporting persons, we believe that in 2024 such reporting persons met all applicable Section 16(a) requirements, except for (i) a Form 4 for Hazel Hunt, Ph.D. reporting the exercise of stock options on January 8, 2024, which transaction was inadvertently reported late on a Form 4 that was filed on January 12, 2024 rather than the due date of January 10, 2024 and (ii) a Form 4 for Joseph K. Belanoff, M.D., reporting a gift to the Joseph K. Belanoff and Katherine A. Blenko Revocable Living Trust DTD 04/29/02 on July 31, 2024, which transaction was subsequently reported on a Form 5, timely filed on February 14, 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our goal is to offer competitive compensation that rewards good short-term and long-term performance. Direct compensation consists of base salary, cash bonuses for the achievement of significant corporate goals, equity grants (which typically vest over four years) and sales commissions. The Compensation Committee has primary responsibility for designing and administering our compensation program.
This section discusses the principles underlying the compensation of the named executive officers included in the “Summary Compensation Table” and the factors that determined their compensation in 2024. Our named executive officers for 2024 were Joseph K. Belanoff, M.D., Chief Executive Officer and President; William Guyer, Pharm.D., Chief Development Officer; Sean Maduck, President, Corcept Endocrinology; Atabak Mokari, Chief Financial Officer and Treasurer; and Charles Robb, Chief Business Officer and Secretary.
Executive Summary
In 2024, we achieved significant clinical, commercial and financial goals:
•Expanded the scope of our commercial activities and increased revenue to $675.0 million in 2024 from $482.4 million in 2023.
•Significantly advanced our clinical development programs:
◦Submitted a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for our proprietary, selective cortisol modulator, relacorilant, to treat patients with hypercortisolism. Our NDA is based on positive results from our pivotal GRACE trial, Phase 3 GRADIENT trial, long-term extension trial and Phase 2 trial.
◦Achieved positive results in CATALYST, our Phase 4 trial examining the prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes and the treatment of hypercortisolism in such patients with Korlym®.
◦Completed enrollment in ROSELLA, our pivotal Phase 3 trial of relacorilant combined with nab-paclitaxel in patients with recurrent platinum resistant ovarian cancer.
◦Continued enrollment in MONARCH, our Phase 2b trial of miricorilant in patients with metabolic dysfunction-associated steatohepatitis (“MASH”).
•Advanced promising compounds from our portfolio of selective cortisol modulators towards the clinic.
•Strengthened our global patent portfolio.
Executive Compensation 2024 Program Overview
The Compensation Committee and the Board determined that the Company and its named executive officers met aggressive goals in 2024, as evidenced by outstanding commercial success and significant progress in all of its clinical activities. In addition to annual performance, the committee also noted significant advances in the Company’s long-term outlook relative to its peers. Taking into account these accomplishments, as well as the Company’s unique business model and its compensation principles, the committee and the Board took the following actions with respect to the compensation of our named executive officers for 2024:
Base Salary. Effective February 1, 2024, the Compensation Committee recommended, and the Board approved, an approximately four percent increase to the annual base salary of Dr. Belanoff, Dr. Guyer and Messrs. Maduck, Mokari and Robb.
Bonuses. In accordance with our practice of awarding cash bonuses for the achievement of significant corporate goals, in March 2025, we paid bonuses to all employees of the Company, including our named executive officers, in recognition of the accomplishments described above.
Equity Awards. In February 2024, the Compensation Committee recommended, and the Board approved, the grant of options to each of our named executive officers. These grants vest over a four-year period, subject to the recipient’s continued employment. In 2024, Dr. Guyer and Messrs. Maduck, Mokari and Robb were granted restricted stock awards (“RSAs”) in connection with their participation in our Employee Stock Purchase Plan (“ESPP”). These awards vest on the one-year anniversary of the award date, subject to certain requirements under the ESPP.
Strong Stockholder Support for our Compensation Decisions
Stockholders controlling 98 percent of the shares voted at our 2024 annual meeting voted to approve the 2023 compensation of our named executive officers. 59 percent of the shares voted at our 2023 annual meeting voted to approve our practice of submitting the compensation of named executive officers to a non-binding stockholder vote once a year. Accordingly, we are seeking the approval of our stockholders, on an advisory basis, of our named executive officers’ compensation at the 2025 Annual Meeting. See Proposal No. 3 in this proxy statement.
Compensation Principles and Objectives
We rely on our compensation program to attract, motivate and retain highly-qualified executive officers by paying them competitively and in a manner that reflects our performance and their contributions to it. Each year, the Board sets goals designed to link each named executive officer’s compensation to significant increases in Corcept’s long-term value. These goals reference the attainment of research, development, commercial and financial objectives, which the Board evaluates at the end of each year. Because drug development can take many years, the largest portion of our named executives’ compensation consists of option grants that are subject to extended vesting periods and reward achievements that increase stockholder value in the long term.
Except for their salaries, compensation for our named executive officers is performance-based. The Compensation Committee determines the structure and amount of performance-based compensation based on its members’ many years’ experience with and understanding of the most effective practices in the biotechnology industry.
These are the Compensation Committee’s objectives:
•Align executive and stockholder interests by providing bonuses and equity awards that are tied to company and individual performance in the short- and long-term; and
•Take advantage of the fact that because Corcept has relatively few employees compared to its revenue and the scope of its development activities, it can offer compensation that its competitors for talent cannot match.
The members of the Compensation Committee are seasoned executives of, consultants to, or investors in the biotechnology industry. Collectively the Chairman of the Board and members of the Compensation Committee have served as board and compensation committee members of many public and privately held companies including Renovaro Biosciences, Symantec, Sunesis Pharmaceuticals, Adamas Pharmaceuticals and Cerus Corporation. As a result, we believe that the Chairman of the Board and the members of the Compensation Committee (as well as our other Board members) clearly understand the compensation structures and amounts that are necessary to attract, motivate and retain management talent in our industry.
Determination of Compensation
The Compensation Committee reviews the performance of our named executive officers annually. To aid the Compensation Committee in its deliberations, our Chief Executive Officer evaluates the performance of all executives other than himself and makes compensation recommendations. The Compensation Committee bases its decisions on the Chief Executive Officer’s input, the input of other Board members and its own evaluation of the achievements of Corcept and of each executive. The Compensation Committee then recommends salaries, performance bonuses and grants of stock options, taking into account its members’ understanding of compensation practices in the biotechnology and pharmaceutical industry and the members’ experiences as executives, consultants, board and compensation committee members and investors.
Tax Considerations
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the tax deductibility of annual compensation in excess of $1,000,000 paid to individuals who have ever served as named executive officers, in light of our overall compensation philosophy and objectives. The Compensation Committee may award compensation to our named executive officers that may not be fully deductible by Corcept if it determines that such compensation is appropriate.

Elements of Executive Compensation
Base Salary
The Compensation Committee determines executive salaries based on its members’ knowledge of industry employment practices and their many years of assessing the salaries required to attract, motivate and retain talented executives in a competitive market. Base salary increases are not determined formulaically. Rather, each year the Compensation Committee reviews the Chief Executive Officer’s salary to determine if a change is appropriate based on its assessment of market compensation trends, the Company’s circumstances, current performance and outlook. The Compensation Committee applies similar scrutiny to the salaries of our other officers, with input from the Chief Executive Officer and other Board members. Based on the Compensation Committee’s assessment, the Compensation Committee recommended and the Board approved the following increases effective February 1, 2024:

Executive	2023 Base Salary ($)	2024 Base Salary ($)	Approximate Increase (%)
Joseph K. Belanoff, M.D.	$1,100,000	$1,144,000	4.0%
William Guyer, Pharm.D.	$633,000	$658,320	4.0%
Sean Maduck	$604,000	$628,161	4.0%
Atabak Mokari	$527,000	$548,080	4.0%
Charles Robb	$662,000	$688,480	4.0%
Performance-Based Compensation
Cash Bonus. We pay discretionary bonuses annually based on the Compensation Committee’s assessment of our prior year’s progress toward achieving significant long-term goals and the contribution to such achievements by each named executive officer. We also may pay bonuses when significant goals are met.
Factors considered may include successful completion of a clinical trial, approval of a new product, a significant increase in revenue or profitability or substantial improvements in our management or operational capabilities. The discretionary bonuses incentivize achievement of our near-term objectives, consistent with our long-term goals.
Target annual bonuses for our named executive officers are set as a percentage of their salaries and designed to be market competitive and allow us to attract and retain talent. The Compensation Committee determines, in its sole discretion, each year’s actual bonus amounts, based on its evaluation of company-wide and individual performance. For 2024, the target annual bonuses for our named executive officers remained the same as in 2023 and were 100 percent of salary for Dr. Belanoff and 50 percent of salary for Dr. Guyer and Messrs. Maduck, Mokari and Robb.
In February 2025, the Compensation Committee evaluated the contributions of each of our named executive officers with respect to progress towards the achievement of our long-term goals and identified the accomplishments set forth in the Executive Summary above. These include: (i) increasing our revenue; (ii) submitting an NDA to the FDA for relacorilant to treat patients with hypercortisolism; (iii) achieving positive results in CATALYST, our Phase 4 trial examining the prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes and its treatment with Korlym; (iv) completing enrollment in ROSELLA, our pivotal Phase 3 trial of relacorilant combined with nab-paclitaxel in patients with platinum-resistant ovarian cancer; (v) completing enrollment in DAZALS, our Phase 2 trial of dazucorilant in patients with amyotrophic lateral sclerosis (“ALS”); (vi) continuing enrollment in MONARCH, a Phase 2b trial of miricorilant in patients with MASH; and (vii) continuing enrollment in a Phase 2 trial of relacorilant combined with enzalutamide, in patients with prostate cancer.
In light of these accomplishments, the Compensation Committee recommended, and the Board approved, the payment of bonuses to all employees of the Company, including payments to our named executive officers as set forth below.

Executive	Target Bonus Achievement (%)	Bonus Amount ($)
Joseph K. Belanoff, M.D.	150%	$1,716,000
William Guyer, Pharm.D.	155%	$510,198
Sean Maduck	150%	$471,120
Atabak Mokari	150%	$411,060
Charles Robb	155%	$533,572

Long-Term Equity Incentive Program
We believe that equity incentives motivate outstanding performance from our employees by linking a portion of their compensation to the performance of our stock. Our employees are eligible to receive grants of restricted stock and stock options under our 2024 Incentive Award Plan (“2024 Plan”). With respect to our named executive officers, we have used stock options as our long-term performance-based equity incentive vehicle because we believe they maximize the incentive to increase stockholder value over the long term, since there is no financial gain unless our stock price rises.
The Compensation Committee or the Board typically grant stock options when a named executive officer joins Corcept and then annually in connection with its evaluation of the named executive officer’s expected future performance. The Compensation Committee or the Board also typically grant stock options following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee determines the number of shares underlying each stock option grant based on a number of factors, including the scope of the named executive officer’s responsibilities and anticipated contributions to achievement of our goals, the value of the stock option at the time of grant and the Compensation Committee’s or the Board’s understanding of industry practices and norms and other competitive factors. There is no set formula. The relative weight given to each of these considerations is at the Compensation Committee’s discretion.
To incentivize continued employment, stock options granted to our named executive officers generally vest over four years. We have occasionally granted stock options that vest based on the attainment of performance goals. Stock option awards generally expire ten years from the date of the grant, which allows the executive to focus on creating and maintaining long-term stockholder value and to have a reasonable opportunity to benefit from price appreciation in our shares. The exercise price is set at the last quoted price per share on the Nasdaq Capital Market on the date of grant.
In February 2024, the Compensation Committee recommended, and the Board approved, the following option grants to our named executive officers: Dr. Belanoff: 500,000 shares; Dr. Guyer: 200,000 shares; Mr. Maduck: 200,000 shares; Mr. Mokari: 200,000 shares; and Mr. Robb: 200,000 shares. The size of each award was based on the Compensation Committee’s determination of the recipient’s ability to contribute to our future success. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
All employees are eligible to participate in our ESPP under the 2024 Plan. The ESPP allows employees to set aside, by means of payroll deductions, up to ten percent of their annual cash compensation for the purchase of our common stock at its fair market value on the purchase date. For each purchased share, the participating employee receives one matching share, also issued from the 2024 Plan, if certain conditions are met. There is no vesting requirement for shares issued pursuant to the ESPP purchase. The matching share is granted in the form of an RSA that vests on the one-year anniversary of the ESPP purchase date, provided the employee has held the corresponding purchased share for one year.
In 2024, in connection with their participation in our ESPP, we granted the following total RSAs to our named executive officers: Mr. Maduck: 1,359 shares; Mr. Mokari: 2,633 shares; and Mr. Robb: 3,308 shares. For detailed information, see the “Grants of Plan-Based Awards During 2024” table below. The size of each award equaled the number of shares purchased via the ESPP with the named executive officer’s percentage contribution election at the time of enrollment.
Severance and Change in Control Arrangements
We have entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to their duties should there arise the possibility of a change in the control of our Company and to help ensure a smooth transition should such a change in control occur. The terms of these agreements are the same for all the named executive officers. For a detailed description, see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements,” below.
Other Elements of Compensation
Our executives are eligible to receive retirement and insurance benefits on the same terms as our other employees, as set forth below. Eligibility for all employees begins on the first day of the month coinciding with or immediately following the first business day of employment. These benefits help us attract and retain talented employees in a competitive market, where such benefits are common. Each year, we review the benefits we offer.
Retirement Plans. We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, that covers eligible U.S. employees and employees of any designated affiliate. Eligible employees may contribute up to 100 percent of their annual compensation, subject to limitations imposed by the Internal Revenue Code. All contributions are immediately vested and non-forfeitable. We match 100 percent of contributions made by eligible employees, including each named executive officer, up to the maximum permitted by the Internal Revenue Code.

Medical Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, and his or her spouse and children with comprehensive health, dental and vision insurance.
Life and Disability Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, disability and life insurance.
Policies with Respect to Equity Compensation Awards
We grant stock option awards with an exercise price equal to the last quoted price per share on the Nasdaq Capital Market on the date of grant. We do not select option grant dates for named executive officers in coordination with the release of material non-public information.
We have an insider trading policy that prohibits our named executive officers and Board members from engaging in certain transactions in our stock, including short sales, and in derivative securities related to our stock. For a detailed description, see “Prohibition of Employee, Officer and Director Hedging,” above.
2024 Summary Compensation Table
The following table provides compensation information for the years ended December 31, 2024, 2023 and 2022 for each of our named executive officers.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Restricted Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph K. Belanoff, M.D.,	2024	$1,140,533	$1,716,000	$7,010,548	$—	$23,000	$9,890,081
Chief Executive Officer and	2023	$1,083,333	$1,320,000	$6,911,901	$—	$22,500	$9,337,734
President	2022	$895,833	$900,000	$5,536,424	$—	$20,500	$7,352,757
William Guyer, Pharm.D.,	2024	$656,210	$510,198	$2,804,219	$—	$23,000	$3,993,627
Chief Development Officer	2023	$628,167	$379,800	$2,764,760	$60,871	$22,602	$3,856,200
	2022	$572,917	$345,000	$1,107,285	$23,954	$20,500	$2,069,656
Sean Maduck,	2024	$626,148	$471,120	$2,804,219	$46,684	$23,000	$3,971,171
President	2023	$601,583	$422,800	$2,764,760	$97,288	$22,500	$3,908,931
Corcept Endocrinology	2022	$572,917	$230,000	$2,866,685	$23,954	$20,500	$3,714,056
Atabak Mokari,	2024	$546,323	$411,060	$2,804,219	$72,704	$23,000	$3,857,306
Chief Financial Officer and	2023	$524,333	$316,200	$2,764,760	$89,314	$22,500	$3,717,107
Treasurer	2022	$492,750	$247,500	$1,107,285	$20,602	$20,500	$1,888,637
Charles Robb,	2024	$686,273	$533,572	$2,804,219	$91,307	$23,000	$4,138,371
Chief Business Officer and	2023	$659,333	$397,200	$2,764,760	$112,925	$22,500	$3,956,718
Secretary	2022	$627,500	$315,000	$2,214,569	$26,240	$20,500	$3,203,809

(1)	These amounts constitute discretionary bonuses paid to each named executive officer based on our Compensation Committee’s and Board’s determination of corporate and individual performance.
(2)
These amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)	These amounts equal the grant date fair value of restricted stock awards based on the closing market price of the Company’s common stock on the date of grant. The compensation realized by each named executive officer will depend on the fair market value at the time each award vests.
(4)	The amounts reflected in All Other Compensation consist of employer contributions by the Company under our 401(k) Plan.

Grants of Plan-Based Awards During 2024
The following table summarizes the grants of option and restricted stock awards we made to the named executive officers in 2024.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (# of shares)(1)	Exercise Price of Option Awards ($/share)	All Restricted Stock Awards: Number of Awards (# of shares)(2)	Grant Date Fair Value of Option and Restricted Stock Awards ($)(3)
Joseph K. Belanoff, M.D.	2/9/2024	500,000	$23.01	—	$7,010,548
William Guyer, Pharm.D.	2/9/2024	200,000	$23.01	—	$2,804,219
Sean Maduck	2/9/2024	200,000	$23.01	—	$2,804,219
	3/1/2024	—	$—	636	$15,302
	9/3/2024	—	$—	458	$15,691
	12/2/2024	—	$—	265	$15,691
Atabak Mokari	2/9/2024	200,000	$23.01	—	$2,804,219
	3/1/2024	—	$—	554	$13,329
	6/3/2024	—	$—	1,448	$45,322
	9/3/2024	—	$—	400	$13,704
	12/2/2024	—	$—	231	$13,678
Charles Robb	2/9/2024	200,000	$23.01	—	$2,804,219
	3/1/2024	—	$—	697	$16,770
	6/3/2024	—	$—	1,818	$56,903
	9/3/2024	—	$—	503	$17,233
	12/2/2024	—	$—	290	$17,171

(1)	These options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.
(2)	These awards vest on the first anniversary of the grant date, subject to the executive’s continued employment through the vesting date and on the condition that the executive held the corresponding share purchased under the ESPP through the vesting date.
(3)
For option awards, these amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2024.

For restricted stock awards, these amounts equal the grant date fair value of restricted stock awards based on the closing market price of the Company’s common stock on the date of grant. The compensation realized by each named executive officer will depend on the fair market value at the time each award vests.

Equity Award Grant Practices
In accordance with Item 402(x) of Regulation S-K under the Securities Act, we are providing information regarding our procedures related to the grant of certain equity awards close in time to the release of material non-public information (“MNPI”). As discussed in the “Compensation Discussion and Analysis” above, equity awards, including stock options, are recommended by the Compensation Committee and approved by the Board on or before the grant date. We do not select option grant dates for named executive officers in coordination with the release of material non-public information and do not time, and do not plan to time, the release of material non-public information in coordination with grants of equity awards in a manner that intentionally affects the value of executive compensation. Additionally, our Insider Trading Policy prohibits directors, officers and employees from trading in our common stock while in possession of or on the basis of MNPI about us.
The following table summarizes the stock option grants awarded to our named executive officers on February 9, 2024, four business days prior to the date we filed our Form 10-K for the year ended December 31, 2023:

Name	Grant Date	Number of Securities Underlying Option (# of shares)	Exercise Price of Option Award ($/share)	Grant Date Fair Value of Option ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of MNPI
Joseph K. Belanoff, M.D.	2/9/2024	500,000	$23.01	$7,010,548	(6.16)%
William Guyer, Pharm.D.	2/9/2024	200,000	$23.01	$2,804,219	(6.16)%
Sean Maduck	2/9/2024	200,000	$23.01	$2,804,219	(6.16)%
Atabak Mokari	2/9/2024	200,000	$23.01	$2,804,219	(6.16)%
Charles Robb	2/9/2024	200,000	$23.01	$2,804,219	(6.16)%
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding options and restricted stock awards for each of our named executive officers as of December 31, 2024.

		Option Awards(1)				Restricted Stock Awards(2)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (# of shares)	Number of Securities Underlying Unexercised Options Unexercisable (# of shares)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (# of shares)	Market Value of Shares of Stock That Have Not Vested ($)
Joseph K.	2/26/2016	550,000	—	$3.88	2/26/2026	—	$—
Belanoff, M.D.	2/10/2017	550,000	—	$8.27	2/10/2027	—	$—
	2/7/2018	475,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	475,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	500,000	—	$13.56	2/7/2030	—	$—
	2/5/2021	479,166	20,834	$29.41	2/5/2031	—	$—
	2/2/2022	354,166	145,834	$19.26	2/2/2032	—	$—
	2/13/2023	229,166	270,834	$23.06	2/13/2033	—	$—
	2/9/2024	104,166	395,834	$23.01	2/9/2034	—	$—
William	8/16/2021	366,666	83,334	$21.65	9/1/2031	—	$—
Guyer,	2/2/2022	20,833	29,167	$19.26	2/2/2032	—	$—
Pharm.D.	2/13/2023	91,666	108,334	$23.06	2/13/2033	—	$—
	2/9/2024	41,666	158,334	$23.01	2/9/2034	—	$—

Sean Maduck	2/26/2016	41,986	—	$3.88	2/26/2026	—	$—
	4/27/2016	150,000	—	$5.05	5/2/2026	—	$—
	2/10/2017	400,000	—	$8.27	2/10/2027	—	$—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	200,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	250,000	—	$13.56	2/7/2030	—	$—
	7/1/2020	40,000	—	$15.82	7/13/2030	—	$—
	2/5/2021	191,666	8,334	$29.41	2/5/2031	—	$—
	2/2/2022	141,666	58,334	$19.26	2/2/2032	—	$—
	4/6/2022	33,333	16,667	$22.05	5/2/2032	—	$—
	2/13/2023	91,666	108,334	$23.06	2/13/2033	—	$—
	2/9/2024	41,666	158,334	$23.01	2/9/2034	—	$—
	3/1/2024	—	—	$—	—	636	$32,048	(2)
	9/3/2024	—	—	$—	—	458	$23,079	(2)
	12/2/2024	—	—	$—	—	265	$13,353	(2)
Atabak Mokari	3/1/2021	375,000	25,000	$25.46	3/1/2031	—	$—
	2/2/2022	70,833	29,167	$19.26	2/2/2032	—	$—
	2/13/2023	91,666	108,334	$23.06	2/13/2033	—	$—
	2/9/2024	41,666	158,334	$23.01	2/9/2034	—	$—
	3/1/2024	—	—	$—	—	554	$27,916	(2)
	6/3/2024	—	—	$—	—	1,448	$72,965	(2)
	9/3/2024	—	—	$—	—	400	$20,156	(2)
	12/2/2024	—	—	$—	—	231	$11,640	(2)
Charles Robb	2/18/2015	14,037	—	$3.29	2/18/2025	—	$—
	2/26/2016	150,000	—	$3.88	2/26/2026	—	$—
	2/10/2017	200,000	—	$8.27	2/10/2027	—	$—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	250,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	250,000	—	$13.56	2/7/2030	—	$—
	2/5/2021	191,666	8,334	$29.41	2/5/2031	—	$—
	3/1/2021	37,500	2,500	$25.46	3/1/2031	—	$—
	2/2/2022	141,666	58,334	$19.26	2/2/2032	—	$—
	2/13/2023	91,666	108,334	$23.06	2/13/2033	—	$—
	2/9/2024	41,666	158,334	$23.01	2/9/2034	—	$—
	3/1/2024	—	—	$—	—	697	$35,122	(2)
	6/3/2024	—	—	$—	—	1,818	$91,609	(2)
	9/3/2024	—	—	$—	—	503	$25,346	(2)
	12/2/2024	—	—	$—	—	290	$14,613	(2)

(1)	The shares subject to these options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.
(2)
These awards vest on the one-year anniversary of the ESPP purchase date, subject to the executive’s continued employment and on the condition that the executive held the corresponding share purchased under the ESPP through the vesting date.

Option Exercises and Stock Vested in 2024
The following table includes information regarding options exercised and vesting of RSAs held by our named executive officers in 2024.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (# of shares)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (# of shares)	Value Realized on Vesting ($)(2)
Joseph K. Belanoff, M.D.	450,000(3)	$15,921,000	—	$—
William Guyer, Pharm.D.	90,000	$1,409,081	2,559	$87,417
Sean Maduck	135,000	$2,924,789	4,156	$134,816
Atabak Mokari	—	$—	3,817	$123,477
Charles Robb	47,000(4)	$1,526,880	4,829	$156,031

(1)	The value realized on exercise represents, for each share exercised, the excess of the closing trading price of our common stock on the date of exercise over the exercise price of the option.
(2)	The value realized on vesting represents the market price of the underlying shares at vesting and does not necessarily reflect actual proceeds received.
(3)
450,000 shares acquired on exercise by Dr. Belanoff were issued as part of a cashless option exercise whereby 259,583 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations.

(4)
14,000 shares acquired on exercise by Mr. Robb were issued as part of a cashless option exercise whereby 8,174 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations.

Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
We have entered into Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical. They provide that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then-current base salary, payable in substantially equal installments in accordance with the Company’s customary payroll procedures, and continued health insurance coverage for up to 12 months following the date of termination. In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then-current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.
The following table reflects compensation payable to each of our named executive officers upon a change in control or various employment termination events. The amounts shown below assume that (i) the named executive officer experienced a qualifying termination effective as of December 31, 2024 or (ii) a change in control of our Company occurred and the named executive officer experienced a qualifying termination on December 31, 2024.

Name	Benefit	Termination For Any Reason Outside of a Change in Control	Termination For Any Reason Within 18 Months Following a Change in Control
Joseph K. Belanoff, M.D.	Base Salary	$1,144,000	$1,144,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	23,216,738	(1)
	Health Insurance Benefit	22,634	22,634
	Total	$1,166,634	$24,383,372
William Guyer, Pharm.D.	Base Salary	$658,320	$658,320
	Accelerated Vesting of Stock Options and Restricted Stock	—	10,598,941	(1)
	Health Insurance Benefit	31,586	31,586
	Total	$689,906	$11,288,847
Sean Maduck	Base Salary	$628,161	$628,161
	Accelerated Vesting of Stock Options and Restricted Stock	—	9,827,561	(1)
	Health Insurance Benefit	31,586	31,586
	Total	$659,747	$10,487,308
Atabak Mokari	Base Salary	$548,080	$548,080
	Accelerated Vesting of Stock Options and Restricted Stock	—	8,959,849	(1)
	Health Benefit	307	307
	Total	$548,387	$9,508,236
Charles Robb	Base Salary	$688,480	$688,480
	Accelerated Vesting of Stock Options and Restricted Stock	—	9,515,753	(1)
	Health Insurance Benefit	19,299	19,299
	Total	$707,779	$10,223,532

(1)
For unvested options held by named executive officers as of December 31, 2024, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying any excess in the closing price for our Company’s common stock on the Nasdaq Capital Market as of December 31, 2024 (the last trading date of the fiscal year ended December 31, 2024), which was $50.39, over the exercise price of the option grant, by the number of unvested shares subject to the option as of December 31, 2024.

For unvested restricted stock held by named executive officers as of December 31, 2024, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying $50.39 by the number of unvested shares of restricted stock as of December 31, 2024.

Risk Assessment of Compensation Programs
Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that will have a material adverse effect on our Company. To make this determination, they reviewed the Company’s compensation policies, plans and practices with a focus on compensation program design, payment methodology, relationship to performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies. During the review, the Compensation Committee noted risk mitigating factors inherent in our compensation practices, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short and long-term compensation plans, the balance between fixed and variable pay and the mix of short and long-term incentives that encourage consistent performance over a sustained period, and these factors aligned the interests of our named executive officers and employees with those of our stockholders.
Pay Ratio Disclosure
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K require us to report the ratio of the median annual compensation of our full- and part-time employees in 2024 (that is, the compensation of the employee whose compensation is in the middle of the group, with as many employees earning more as earning less, not including our Chief Executive Officer (“CEO”)) to the annual total compensation of our CEO.

We identified the employee with median compensation by comparing the W-2 gross income (Box 1) of all full- and part-time employees based in the United States (except our CEO) and Form P60 gross income of all full- and part- time employees based in the United Kingdom who were employed on December 31, 2024. We calculated the median employee’s compensation using the same methodology as was used to calculate the Named Executive Officers’ compensation for purposes of the 2024 Summary Compensation Table. To permit meaningful comparisons between employees who worked for us less than the entire year and those who worked for us during the entire year, we annualized each permanent employee’s compensation based on the percentage of the year they worked for us. The annual total compensation of our median employee was $245,044 for 2024, including base salary earned for 2024, the grant date fair value of restricted stock awarded in 2024 and the bonus paid in March 2025 with respect to 2024 performance.
As disclosed above in the Summary Compensation Table, our CEO’s annual total compensation for 2024 was $9,890,081.
As calculated above, the annual total compensation of our median employee excluding the CEO to that of our CEO is as follows:

CEO	$9,890,081
Median employee	$245,044
Ratio	40:1
Because public companies use different methods to calculate their pay ratios, the ratio we report should not be used as a basis for comparing Corcept to its peers.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of our Company.

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (“NEOs”) ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ thousands)	Revenue ($ thousands)
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)(5)
2024	$9,890,081	$22,847,241	$3,990,120	$9,425,646	$416	$114	$141,209	$675,040
2023	$9,337,734	$15,757,507	$3,859,740	$6,755,598	$268	$115	$106,140	$482,375
2022	$7,352,757	$9,573,427	$2,979,057	$3,906,349	$168	$111	$101,418	$401,858
2021	$10,984,638	$4,250,676	$5,343,525	$2,622,461	$164	$125	$112,512	$365,978
2020	$5,762,102	$13,607,297	$2,735,088	$6,189,352	$216	$126	$106,011	$353,874

(1)	Dr. Belanoff was the CEO and President for each of 2024, 2023, 2022, 2021 and 2020.
(2)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as Summary Compensation Table total compensation adjusted to deduct the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date) and add changes in fair value of equity awards from the prior year end in accordance with Item 402(v) of Regulation S-K, for each covered year. Named executive officers do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award.
(3)
The non-CEO named executive officers reflects the following individuals in each year:
2024: Dr. Guyer and Messrs. Maduck, Mokari and Robb
2023: Dr. Guyer and Messrs. Maduck, Mokari and Robb
2022: Dr. Hunt and Messrs. Maduck, Mokari and Robb
2021: Dr. Hunt and Messrs. Maduck, Mokari and Robb
2020: Dr. Hunt, Dr. Grauer and Messrs. Maduck and Robb

(4)	Total Stockholder Return is determined based on the value of an initial fixed investment of $100 at December 31, 2019.
(5)	The Peer Group referenced for purpose of the Total Stockholder Return comparison consists of the Nasdaq Biotechnology Index (“NBI”).

The following table outlines the adjustments made to the compensation earned by our CEO and non-CEO NEOs, as presented in the Summary Compensation Table, to derive the CAP to our CEO and non-CEO NEOs.

Item and Value Added (Deducted)	2024	2023	2022	2021	2020
For CEO:
Summary Compensation Table Total	$9,890,081	$9,337,734	$7,352,757	$10,984,638	$5,762,102
- Summary Compensation Table “Option Awards” column value	(7,010,548)	(6,911,901)	(5,536,424)	(9,290,888)	(4,237,643)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	12,171,131	7,629,752	4,812,726	4,463,817	6,532,652
+/- change in fair value of outstanding and unvested equity awards granted in prior years	5,019,434	3,113,564	384,719	(2,243,056)	3,713,993
+ vest date fair value of equity awards granted in the covered year	2,354,418	1,612,966	1,539,784	1,337,023	1,036,875
+/- change in fair value of prior-year equity awards vested in the fiscal year	422,725	975,392	1,019,865	(1,000,858)	799,318
Compensation Actually Paid	$22,847,241	$15,757,507	$9,573,427	$4,250,676	$13,607,297
For Non-CEO NEOs (Average):
Summary Compensation Table Total	$3,990,120	$3,859,740	$2,979,057	$5,343,525	$2,735,088
- Summary Compensation Table “Option Awards” column value	(2,804,219)	(2,764,760)	(2,100,777)	(4,550,473)	(1,995,790)
- Summary Compensation Table “Stock Awards” column value	(52,674)	(90,100)	(17,699)	—	—
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	4,960,427	3,176,640	1,824,946	2,558,473	3,072,071
+/- change in fair value of outstanding and unvested equity awards granted in prior years	2,158,367	1,500,445	183,637	(821,551)	1,680,311
+ vest date fair value of equity awards granted in the covered year	941,758	645,179	569,394	424,525	462,731
+/- change in fair value of prior-year equity awards vested in the fiscal year	231,867	428,454	467,791	(332,038)	234,941
Compensation Actually Paid	$9,425,646	$6,755,598	$3,906,349	$2,622,461	$6,189,352
2024 Most Important Measures to Determine Compensation Actually Paid
As required by Item 402 (v) of Regulation S-K, we have identified the following performance measures as being the most important in linking actual compensation paid to our executives to our performance. We believe short- and long-term shareholder value is best created by expanding our commercial business serving patients with hypercortisolism and developing our proprietary selective cortisol modulators as treatments for other diseases with serious medical need. The performance measures we use to evaluate our executives’ performance are described below. For more information refer to the “Elements of Executive Compensation” of this proxy statement.

Most Important Performance Measures
Increase revenue
Expand our commercial business serving patients with hypercortisolism and continue to advance relacorilant as a potentially superior successor to Korlym
Advance promising candidates from our portfolio of selective cortisol modulators as potential treatments for patients with solid tumors, metabolic disorders and neurologic disorders
Discover and advance towards the clinic additional selective cortisol modulators and identify serious disorders for which they might fill an unmet medical need
Pay versus Performance Comparative Disclosure
The following reflect the relationships between (i) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our cumulative total shareholder return and our cumulative total shareholder return (“TSR”) to our peer group (as defined above) TSR, (ii) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our revenues, and (iii) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our net income, in each case for the years 2020 through 2024.

Pay vs. Performance: Total Shareholder Return
Total Shareholder Return (Growth of $100 Invested)
CAP (in millions)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$—
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
$100
$216
$126
$164
$125
$168
$111
$268
$115
$416
$114
$13.6
$6.2
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
December 31, 2019
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024
CEO CAP
Non-CEO Avg. CAP
CORT TSR
Peer Group TSR

Pay vs. Performance: Revenue
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$—
Revenue (in millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
CAP (in millions)
$353.9
$366.0
$401.9
$482.4
$675.0
$13.6
$6.2
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
FY2020
FY2021
FY2022
FY2023
FY2024
CEO CAP
Non-CEO Avg. CAP
Revenue

Pay vs. Performance: Net Income
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$—
Net Income (in millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
CAP (in millions)
$106.0
$112.5
$101.4
$106.1
$141.2
$13.6
$6.2
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
FY2020
FY2021
FY2022
FY2023
FY2024
CEO CAP
Non-CEO Avg. CAP
Net Income

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under our equity compensation plan, the 2024 Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Vesting of Restricted Stock (# of shares)	Weighted Average Exercise Price of Outstanding Options ($/share)(1)	Number of Securities Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (# of shares)
Equity compensation plan approved by stockholders	25,956,660	$18.29	10,978,780	(2)
Equity compensation plan not approved by stockholders	—	—	—
Total	25,956,660	$18.29	10,978,780

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Represents shares of common stock available for future issuance under our 2024 Plan as of December 31, 2024.
DIRECTOR COMPENSATION
The following table provides compensation information for the one-year period ended December 31, 2024 for each non-employee member of our Board. Dr. Belanoff is not provided additional compensation for his Board service.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
James N. Wilson(3)	$126,000	$1,377,093	$1,503,093
Gregg Alton	$85,000	$516,410	$601,410
G. Leonard Baker, Jr.	$66,000	$516,410	$582,410
Gillian M. Cannon, Ph.D.	$68,500	$516,410	$584,910
David L. Mahoney	$82,500	$516,410	$598,910
Joshua M. Murray	$62,500	$516,410	$578,910
Kimberly Park	$62,000	$516,410	$578,410
Daniel N. Swisher, Jr.	$60,000	$516,410	$576,410

(1)
These amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2024.

(2)
As of December 31, 2024, our non-employee directors held outstanding options to purchase the following number of shares: Mr. Wilson: 920,000; Mr. Alton: 190,000; Mr. Baker: 240,000; Dr. Cannon: 160,000, Mr. Mahoney: 270,000; Mr. Murray: 140,000; Ms. Park: 190,000; and Mr. Swisher: 147,761 shares. During 2024, Mr. Wilson, as chairman of the board, was granted an option to purchase 80,000 shares with a grant date fair value of $1,377,093, and Mr. Alton, Mr. Baker, Dr. Cannon, Mr. Mahoney, Ms. Park and Mr. Swisher were each granted an option to purchase 30,000 shares with a grant date fair value of $516,410. All of these awards vest in equal monthly installments over a one-year period, subject to continued service.

(3)	The cash fee paid to Mr. Wilson in 2024 included an overpayment of $3,093 due to an administrative error. The cash fee paid in 2025 was reduced by the amount of the overpayment in 2024.
For 2024, non-employee directors received a fee for their services in the amount of $50,000, effective January 1, 2024. In addition, the chair and members of the Audit Committee received fees of $25,000 and $12,500, respectively; the chair and members of the Compensation Committee received fees of $20,000 and $10,000, respectively; and the chair and members of the Corporate Governance & Nominating Committee received fees of $12,000 and $6,000, respectively. The chairman of our Board received a cash retainer of $120,000 as well as $6,000 as a member of the Corporate Governance & Nominating Committee. New directors are granted an option to purchase 60,000 shares of common stock. The initial director options vest with respect to 25 percent of the shares on the first anniversary of the date of the grant and, in 36 equal monthly installments thereafter, subject to the director’s continued service on each monthly vesting date. At each annual meeting of our stockholders, continuing non-employee directors are granted an option, which for 2024, consisted of 30,000 shares of common stock that vests in 12 equal monthly installments from the date of the annual meeting, subject to the non-employee director’s continued service on each monthly vesting date. The Board has historically approved additional option awards for non-employee directors serving certain leadership roles. In 2024, the Board granted Mr. Wilson an additional option to purchase 50,000 shares of common stock, vesting in 12 monthly installments, for his service as Chairman of the Board, subject to his continued service on each monthly vesting date.
Effective in April 2024, our Board approved the following annual director compensation limits: $1,500,000 for each continuing director, including both cash and equity compensation; and $2,000,000 for a newly appointed director during the first year of service, including both cash and equity compensation.
We have entered into a Severance and Change in Control Agreement with Mr. Wilson. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control, all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to the Company within 60 days following termination of employment.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.
This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this proxy statement and is not repeated here.
In this context, the Compensation Committee hereby reports as follows:
•The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and
•Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee

David L. Mahoney, Chairman
Gregg Alton
G. Leonard Baker, Jr.
Daniel N. Swisher, Jr.

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*
Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and the SEC.
Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).
In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2024 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;
•considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;
•reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC; and
•instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has also recommended in Proposal No. 2 in this Proxy Statement the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Audit Committee

Gregg Alton, Chairman
Gillian M. Cannon, Ph.D.
David L. Mahoney
Joshua M. Murray

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Incurred by Corcept for Ernst & Young LLP
The following table shows the fees paid or accrued by Corcept for audit and other services provided by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2024 and 2023.

	2024	2023

	(in thousands)
Audit Fees(1)	$2,360	$1,980
Tax Fees(2)	139	150
Total	$2,499	$2,130

(1)	Audit fees are for the audit of our financial statements and review of our quarterly financial statements as well as for audit services provided in connection with other statutory or regulatory filings, including consents.
(2)	Tax fees are for tax advisory and tax compliance services.
Pre-approval of audit-related and non-audit services
In order to ensure that the provision of audit and non-audit services does not impair our independent registered public accounting firm’s independence, our policy is that the Audit Committee must pre-approve such services. Pre-approval may be given annually, as part of the Audit Committee’s review and approval of the scope and estimated cost of audit and non-audit services provided by the independent registered public accounting firm or on case-by-case basis as the need for such services arise. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the cost of audit and non-audit services performed by our independent registered public accounting firm, provided that the Chair shall report the decision to pre-approve such services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by our independent registered public accounting firm.
In 2024 and 2023, all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE 2025 ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the 2025 Annual Meeting, the stockholders will vote on the election of nine directors, each to serve until the annual meeting of stockholders in 2026 and until their successors are duly elected and qualified. The Corporate Governance and Nominating Committee has recommended, and the Board has unanimously nominated, James N. Wilson, Gregg Alton, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., Gillian M. Cannon, Ph.D., David L. Mahoney, Joshua M. Murray, Kimberly Park and Daniel N. Swisher, Jr. for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. Directors will be elected by a plurality of the votes cast, in person or by proxy, or by remote communication, if applicable, at the 2025 Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as listed above.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2025 Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Representatives of Ernst & Young LLP are expected to attend the 2025 Annual Meeting and have the opportunity to make statements and respond to appropriate questions.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at the 2025 Annual Meeting, the stockholders will vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.
The goal of our executive compensation program is to attract and retain talented, entrepreneurial and creative executives who will successfully manage our discovery, development and commercial activities. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving this goal and furthering the interests of stockholders.
Stockholders should read the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis”, which discusses our compensation policies and procedures, and the 2024 compensation for our named executive officers.
We ask you to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.
Although the advisory vote is non-binding, the Compensation Committee and the Board will carefully consider the results and take them into account when determining our executive compensation programs. The Board recommends that you indicate your support for our compensation policies. Unless our Board changes its policy with respect to the frequency of stockholder votes on executive compensation, we expect to hold our next such vote on executive compensation at the 2026 Annual Meeting of Stockholders.

Recommendation of the Board
The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the named executive officers as described in this proxy statement.
OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other matter should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the accompanying proxy card will have discretion to vote in accordance with their own judgment on such matter.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2026 Annual Meeting of Stockholders must be received by us at 101 Redwood Shores Parkway, Redwood City, California 94065, on or before December 31, 2025 and must otherwise comply with Rule 14a-8 under the Exchange Act. If the date of the 2026 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of our 2025 Annual Meeting of Stockholders, the deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2026 Annual Meeting of Stockholders, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement.
Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2026 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our Company at our principal executive offices not earlier than 120 days (December 31, 2025) and not later than 90 days (January 30, 2026) prior to the anniversary of the date of the proxy materials for the previous year’s annual meeting were released to stockholders. Our Amended and Restated Bylaws provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the first public announcement of the date of such meeting. In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than our own nominees must be postmarked or electronically submitted no later than April 11, 2026, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or after June 10, 2026, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2026 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2026 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and our Amended and Restated Bylaws will not be considered for presentation at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2026 Annual Meeting of Stockholders.
Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined in our Amended and Restated Bylaws), (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), (c) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder and (d) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us are available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.
We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2024 or the 2025 proxy materials. Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 101 Redwood Shores Parkway, Redwood City, California 94065, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Atabak Mokari
Atabak Mokari
Chief Financial Officer and Treasurer
Redwood City, California
April 25, 2025
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

&#61569; PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. &#61569; (Continued and to be signed on the reverse side) PROXY CORCEPT THERAPEUTICS INCORPORATED 101 REDWOOD SHORES PARKWAY, REDWOOD CITY, CA 94065 ANNUAL MEETING OF SHAREHOLDERS June 10, 2025 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The shareholders hereby appoint Joseph K. Belanoff, M.D., Atabak Mokari and James N. Wilson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Corcept Therapeutics Incorporated that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 a.m., Pacific Time on Tuesday, June 10, 2025, at 101 Redwood Shores Parkway, Redwood City, CA 94065, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 10, 2025. The Proxy Statement and our 2024 Annual Report to Shareholders are available at: http://web.viewproxy.com/Corcept/2025

&#61569; PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. &#61569; DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) The Board of Directors recommends that you vote “FOR” the following: Proposal 1. Election of Directors. NOMINEES: FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT (1) Gregg Alton ☐ (2) G. Leonard Baker, Jr. ☐ (3) Joseph K. Belanoff, M.D. ☐ (4) Gillian M. Cannon, Ph.D. ☐ (5) David L. Mahoney ☐ (6) Joshua M. Murray ☐ (7) Kimberly Park ☐ (8) Daniel N. Swisher, Jr. ☐ (9) James N. Wilson ☐ Please indicate if you plan to attend this meeting. Yes ☐ No ☐ Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ CONTROL NUMBER To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Proposal 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 3. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the accompanying proxy statement. FOR ☐ AGAINST ☐ ABSTAIN ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Date Signature Signature (if held jointly) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit Virtual Control Number ready when voting by Internet or telephone. INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.fcrvote.com/CORT Vote Your Proxy by Phone: Call 1 (866) 402-3905 Vote Your Proxy by Mail: Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Please mark your votes like this ☒